As filed with the Securities and Exchange Commission on July 12, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	82-049-7368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 Ruthar Drive Newark, DE	19711
(Address of principal executive offices)	(Zip Code)

2007 Employee Stock Plan
(Full title of the plan)

James S. Marcelli President 111 Ruthar Drive Newark, DE 19711 Telephone: (302) 356-2717	Copy to: David M. Bovi, Esq. David M. Bovi, PA 319 Clematis Street, Suite 700 West Palm Beach, FL 33401
(Name, address and telephone number of agent for service)	(561) 655-0665

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,859,450	$0.88	$6,036,316	$823.35

(1)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Act on the basis of the last reported sale prices of Lightwave Logic, Inc.’s Common Stock reported on the over-the-counter trading market on July 8, 2013.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an aggregate of 6,859,450 shares of Lightwave Logic, Inc. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) which may be offered pursuant to the Company’s 2007 Employee Stock Plan (the “2007 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

 The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement on Form S-8:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on April 1, 2013;

•

Our prospectus dated April 23, 2013, filed pursuant to Rule 424(b)(3) under the Securities Act in connection with the Post Effective Amendment to Registration Statement on Form S-1 (File No. 333-174648) filed with the Commission on April 15, 2013;

•

Our Quarterly Report on Form 10-Q (i) for the quarter ended March 31, 2013, filed with the Commission on May 15, 2013.

•

Our Current Reports on Form 8-K, filed with the Commission on April 2, 2013, April 4, 2013, May 17, 2013; May 21, 2013;  June 4, 2013;  and June 10, 2013, as amended on June 17, 2013.

•

The description of our common stock contained in the Registration Statement on Form 10-SB filed with the SEC on April 13, 2007, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Items 5.   Interests of Named Experts and Counsel.

The validity of our securities registered hereby has been passed upon by David M. Bovi, Esq., of David M. Bovi, P.A.  As of July 2, 2013, David Bovi beneficially owned shares of our common stock, along with an exercisable warrant to purchase shares of our common stock, the aggregate value of which exceeds $50,000.

Item 6.   Indemnification of Directors and Officers.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation.

The Company’s Restated Articles of Incorporation state that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer.  Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) for the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

The Company’s Bylaws state that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, ("proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith.

The Bylaws further provide that, subject to statutory limitations, theright to indemnification shall include the right to be paid by the Company the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition.

The Bylaws also state that the Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The Company has also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as our directors or officers to the fullest extent not prohibited by law.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We also maintain liability insurance for our officers and directors.

At present, no litigation or proceeding is pending that involves any of our directors or officers for which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

The above discussion of our corporate documents and agreements is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents and agreements.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Number	Description

4.1

Lightwave Logic, Inc. 2007 Employee Stock Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive 14A as filed with the Commission on August 8, 2012 and Exhibit A to the Company’s Definitive 14C  as filed with the Commission on February 19, 2008).

5.1	Opinion of Counsel

23.1	Consent of David M. Bovi, P.A. (included in Exhibit 5.1)

23.2	Consent of Morison Cogen LLP, independent registered public accounting firm

Item 9.   Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

 include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

 reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on the 12th day of July 2013.

LIGHTWAVE LOGIC, INC.

By:	/s/ Thomas E. Zelibor
Thomas E. Zelibor
Chief Executive Officer,
Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas E. Zelibor	Chm. of the Board of Directors, Chief Executive Officer, Principal Executive Officer	July 12, 2013
Thomas E. Zelibor

/s/ James S. Marcelli	Director, President, Chief Operating Officer, Principal Financial Officer	July 12, 2013
James S. Marcelli

/s/ Andrew J. Ashton	Director, Senior Vice President, Secretary	July 12, 2013
Andrew J. Ashton

/s/ Ross Fasick	Director	July 12, 2013
Ross Fasick

/s/ William C. Pickett, III	Director	July 12, 2013
William C. Pickett, III

/s/ Joseph A. Miller	Director	July 12, 2013
Joseph A. Miller

/s/ Ronald A. Bucchi	Director	July 12, 2013
Ronald A. Bucchi

EXHIBIT INDEX

Number	Description

4.1

Lightwave Logic, Inc. 2007 Employee Stock Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive 14A as filed with the Commission on August 8, 2012 and Exhibit A to the Company’s Definitive 14C  as filed with the Commission on February 19, 2008).

5.1	Opinion of Counsel

23.1	Consent of David M. Bovi, P.A. (included in Exhibit 5.1)

23.2	Consent of Morison Cogen LLP, independent registered public accounting firm